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10.2  TAX SHARING AGREEMENT, DATED MARCH 15, 1993, BY AND AMONG D.A.H., INC.,
TSH AND HOLLINGSEAD INTERNATIONAL, INC.


                              TAX SHARING AGREEMENT
                                     between
                         DeCRANE AIRCRAFT HOLDINGS, INC.
                                       and
                           ITS SUBSIDIARY CORPORATIONS

Agreement dated March 15, 1993 by and among D.A.H., Inc. ("Parent") and each of its undersigned subsidiaries:

                                   WITNESSETH

WHEREAS, the parties hereto are members of an affiliated group ("Affiliated Group") as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, such Affiliated Group has filed a U.S. consolidated income tax return for its taxable year ended August 31, 1991 and is required to file consolidated income tax returns for subsequent years; and

WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the consolidated income tax liability of the Affiliated Group among its members, for:

          -    Reimbursing the Parent for payment of such tax liability;

          - Establishing payables/receivables among members arising from the use of one member's losses or tax credits by other member(s) and defining the circumstances under which cash is to be exchanged, and;

          - Providing for the allocation and payment of any refund arising from a carryback of losses or tax credits from subsequent taxable years;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

     1.   CONSENT TO FILE CONSOLIDATED TAX RETURN

          A U.S. consolidated income tax return has been filed by the Parent for the taxable year ended August 31, 1991 and shall be filed for each subsequent taxable period in respect of which this agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. Each subsidiary shall execute and file such consent, elections, and other documents that may be required or appropriate for the proper filing of such return.

     2.   RESPONSIBILITY FOR PAYMENT OF CONSOLIDATED TAX LIABILITY

          If, in any taxable year, there is a consolidated tax liability, the Parent shall be responsible for the payment to the Internal Revenue Service of the consolidated tax liability.

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     3.   METHOD OF ALLOCATION OF CONSOLIDATED TAX LIABILITY

          (a) The Parent and each Subsidiary agree that the consolidated tax liability for each year shall be apportioned among them in accordance with the provisions of Regulation Section 1.1552-1(a)(2) for tax return purposes. Regulation Section 1.1552-1(a)(2) requires the consolidated tax liability of the group to be allocated among the members of the Affiliated Group on the basis of the percentage of the total tax which the tax of such member, if computed on a separate return basis, would bear to the total amount of the tax for all members computed on a separate return basis.

          (b) In addition, for financial statement ("book") purposes, the Parent and each Subsidiary agree to the immediate allocation of 100% of the tax benefits utilized to those members who generated the benefits. In determining the amount of tax benefits utilized, all profitable members will establish a Tax Payable account in an amount which equals their separate return liability (as defined under Section 4), and all loss members establish a Tax Receivable account in a corresponding amount.

               In any year in which the total amount of tax benefits utilized by the profitable members of the Affiliated Group are less than the total amount of tax benefits available, the losses and credits of each member that has generated such tax benefits will be deemed to be utilized in the same proportion as such member's cumulative tax benefits bear to the total cumulative tax benefits of all members.

          (c) Each member of the group shall maintain a record of their tax liability computed on a separate return basis for each year this agreement is in effect for purposes of making the calculations under Section 3(a) and (b).

          (d)  If a member of the affiliated group is:

               (1)  merged into another member of the affiliated group, or

               (2)  liquidated into another member of the affiliated group,

then the successor corporation will assume any liability or succeed to any benefit that the dissolving member would be obligated or entitled to under Sections 3(a) and (b) if it had not been merged or liquidated.

     4.   DETERMINATION OF SEPARATE RETURN LIABILITY

          (a) The term "separate tax liability" of each member, as it is used in Section 3(b), means the amount of tax it would owe for each period in which it is a member of the Affiliated Group, computed as if it had filed a separate return for each period, adjusted as follows:


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               (1)  No surtax exemption will be allowed, and

               (2) Net operating losses, tax credits (including the alternative minimum tax credit) and other items which, under the Code, could have been carried forward or back by a member if it were filing a separate return shall be included in computing its tax liability provided such attributes were generated in a period in which it was a member of the Affiliated Group and have not been deemed to be utilized by another member under Section 3(b).

     5.   PAYMENT AMONG MEMBERS

          (a) Each subsidiary shall pay to the Parent its share of tax liability allocated under Section 3(a) UPON DEMAND FOR such payment from the Parent.

          (b) The only circumstances in which cash will be exchanged between the subsidiaries with respect to the Tax Receivables/Payables established pursuant to Section 3(b) are as follows:

               (1) A previously non-profitable subsidiary AND the Affiliated Group become profitable, or

               (2)  A subsidiary is sold.

Payments to members for benefits surrendered and utilized under Section 3(b), will be paid UPON MEETING the conditions set forth in either (1) or (2) above.

          (c) No interest will either accrue or be paid on the balances due from one member to another which are attributable to Tax Payables/Receivables arising under Section 3(b).

     6.   ESTIMATED TAX PAYMENTS

          In the event the Affiliated Group is required to make quarterly estimated tax payments, each subsidiary shall pay to the Parent its share of each payment, as determined by the Parent, UPON receiving notice from the Parent. Any amount paid by a subsidiary will be included in determining the payments due under Section 5. Any overpayments of estimated tax will be refunded to the subsidiary.

     7.   TERMINATION

          (a) This agreement shall terminate with respect to any subsidiary on the happening of any of the following events:


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               (1)  If the Parent and such subsidiary agree, in writing, to terminate this agreement, or;

               (2) Notwithstanding Section 3(d), if such subsidiary ceases to be a member of the Affiliated Group.

          (b) For purposes of this agreement, any subsidiary which is required to recognize income or recapture credits as a result of an election made or deemed to be made under IRC Section 338 shall be treated as if such income or recaptured credits were generated after such subsidiary ceased being a member of the affiliated group.

     8.   SUBSEQUENT ADJUSTMENTS

          If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return claim for refund or after a tax audit by the Internal Revenue Service, the liability of each member shall be recomputed to give effect to such adjustments, and in the case of a refund, the Parent shall make payment to each member for its share of the refund, determined in the same manner as in Section 3 above, AS SOON AS THE refund is received by the Parent. In the case of an increase in tax liability, each member shall pay to the Parent its allocable share of such increased tax liability under Section 3(a) after receiving notice of such liability from the Parent and recompute any Tax Receivables/Payables required under Section 3(b) as well as payments required under Section 5(b) based upon the adjusted separate return liabilities of the members of the group.

     9.   NEW MEMBERS OF THE AFFILIATED GROUP

          If, during a consolidated return period, the Parent or any subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this agreement.

     10.  EFFECTIVE DATES

          This agreement shall apply to the taxable year ending August 31, 1991 and all subsequent taxable periods unless the Parent and the subsidiaries agree to terminate the agreement. Notwithstanding such termination, this agreement shall continue in effect with respect to any payment or refund due for all taxable periods prior to termination.

     11.  MISCELLANEOUS PROVISIONS

          This agreement shall be binding upon and inure to the benefits of any successor, whether by statutory merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the agreement.


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          For the purposes of this section, the term "successor" shall include the direct parent corporation of a subsidiary corporation that dissolves without distributing any net assets to the direct parent.

IN WITNESS THEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives on March 15, 1993.

D.A.H., INC.                                 TRI-STAR HOLDINGS, INC.


/s/ R. Jack DeCrane                          /s/ Robert Rankin
------------------------------               -----------------------------------


                                             HOLLINGSEAD INTERNATIONAL, INC.


                                             /s/ R. Jack DeCrane
                                             -----------------------------------


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